Exhibit 2

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 30th day of December 2021, by and among Fuel Doctor Holdings, Inc. (the “Seller”), Medigus Ltd. together with other similar purchasers (the “Purchaser”, and collectively, the “Purchasers”) and Fuel Doctor Holdings Inc. (the “Company”).

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

1. PURCHASE AND SALE OF STOCK

1.1 Purchase and Sale of Stock. Upon the terms and subject to the conditions herein, the Seller hereby sells, conveys, transfers, assigns and delivers to the Purchasers a total of 108,725,000 shares of the Company’s common stock, par value US$0.0001 (the “Common Stock and the “Purchased Shares”, respectively). Each Purchaser shall purchase such number of the Purchased Shares as is set forth next to their name on the signature pages hereto. The Purchased Shares are represented by Company stock certificates number 1537, 1540 and 1559.

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price for all of the Purchased Shares shall be $279,000.00, payable at Closing and payable in such amounts by the respective Purchasers opposite each Purchaser’s name on the signature page hereto.

1.3 The Closing. The closing of this Agreement (the “Closing”) shall occur remotely on or about December 8, 2021 (the “Closing Date”) at 10:00 a.m. local time.

1.4 Deliveries at the Closing. On the Closing Date (or such date set forth below) and in order to effectuate the sale, conveyance, transfer, assignment and delivery of the Purchased Shares to the Purchasers, the following conditions must be met:

(a) Prior to the Closing, the Seller shall deliver, to Paul Goodman, Esq. (the “Document Escrow Agent”), to be held in escrow, (i) a stock power duly executed in blank attached in the form attached hereto as Schedule A bearing a medallion guaranty stamp and an instruction letter to the Company’s transfer agent to transfer the Purchased Shares in to the name of the Purchaser, or its designees, (ii) resignation letters of each officer and director of the Company in the form attached hereto as Schedule “B”, and (iii) a Good Standing Certificate of the Company issued by the Secretary of State of the State of Delaware, dated no more than 30 days prior to the Closing Date.

(b) Purchasers shall deliver the Purchase Price, in their respective amounts, to the Seller, by wire transfer.

(c) Seller shall deliver to the Purchasers a list providing a full corporate history of the Company, starting on the original date of incorporation and include all the changes that have occurred through the Closing Date, including, but not limited to the following: changes of corporate control (via shareholder vote and/or with consent of prior officers), Share Exchange/Purchase Agreements, reverse merger transactions, custodianships, corporation reorganizations, reinstatement of the certificate of incorporation, change of the start of incorporation, appointment of a conservator, and bankruptcies (including confirmation that bankruptcy proceedings are no longer active).

(d) Seller shall deliver to the Purchasers a file-stamped copy of the original articles of incorporation from the Company’s original state of incorporation and each subsequent file-stamped articles of amendment for each name change through the current name, and articles of conversion into the Company’s current state of incorporation, Delaware

(e) All instruments and documents executed and delivered to any party pursuant hereto shall be in a form and substance, and shall be executed in a manner, reasonably satisfactory to the receiving party.

1.5 Assistance in Consummation of the Purchase and Sale of Purchased Shares. The Seller and Purchaser each shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Purchased Shares as soon as possible in accordance with the terms and conditions of this Agreement. Each party shall be responsible for any regulatory filings, if any, for which such party is obligated to file as a result of the transaction contemplated herein.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

As of the date hereof and as of the Closing Date, the Company and the Seller each represent and warrant, severally and jointly, to the Purchasers as follows:

2.1 Good Title. The Purchased Shares are and shall be free and clear of any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, restriction on sale or transfer, preemptive right or option or any other right of any third party of any nature whatsoever. The Purchased Shares are being held in certificate form. The Purchased Shares represent 42.2% of the stock capital of the Company on a fully diluted basis.

2.2 Consents and Approvals. There is no requirement to make any filing, give any notice to or obtain any license, permit, certificate, regulation, authorization, consent or approval of, any governmental or regulatory authorities as a condition to the lawful consummation of the transactions contemplated by this Agreement.

2.3 Organization, Good Standing. The Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

2.4 Subsidiaries and Affiliates. The Company has no subsidiaries other than Fuel Doctor LLC.

2.5 No Liabilities. The Company have no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) which exceed $5,000. The Company has no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party.

2.6 Contracts. Other than this Agreement, the Company is not a party to any contract or agreement, written oral.

2.7 Taxes. The Company and its subsidiaries (if applicable) has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the Closing Date, and has paid all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. The Company is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

Each such tax return or report has been duly filed on a timely basis and all such returns and reports are correct and complete in all material respects and fully discloses and does not understate the income, taxes, expenses, deductions and credits for the period to which it relates. Up to and including the Closing Date, no claim has been made against the Company by any authority in a jurisdiction in which it does not file a return that it is or may be subject to any taxes in that jurisdiction. The Company has not received notice of any actions, suits, proceedings, investigations or claims pending or threatened against the Company in respect of any taxes nor are any matters relating to any taxes under discussion with any governmental authority.

The Company has withheld from each payment made to any of its past or present employees, officers and directors or to any other person in respect of whom withholding therefrom is required, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax authorities or other receiving officers in all material respects within the time required under any applicable legislation. The Company has collected all taxes it is required to collect and has remitted all such taxes it is required to remit to the proper tax authority when required to do so all.

2.8 Securities Matters.

(a) The Company’s Common Stock is currently registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as of the Closing, Company will have filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).

(b) No form 10-Q, 8-K or Form 10-K filings as filed with the SEC by Company (collectively, “SEC Reports”) contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. The financial statements contained in the SEC Reports (the “Financial Statement”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Financial Statements are complete, accurate and fairly present the financial condition of Company as of the dates thereof and the results of its operations for the periods then ended. There are no liabilities or obligations either fixed or contingent not reflected therein. Company is in substantial compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are effective as of the Closing Date.

(c) The Company’s common stock is listed for quotation on the OTC Markets Board under the symbol “FDOC”. There are no stop orders in effect or contemplated with respect thereto and no facts exist which may give rise thereto. The Company has not been informed, and has no reason to believe, that the Company’s Common Stock will be delisted or suspended by FINRA. The Company’s Common Stock is “DTC eligible’ and the Company has not received any notice regarding any loss or suspension of its “DTC eligibility.’ There is no set of facts which create any impediment to approval by FINRA of the Company’s planned post-closing name change and reverse common stock split.

2.8 Litigation. Company is not a party to or the subject of any pending or threatened litigation, claims, decrees, orders, arbitration, alternate dispute resolutions proceedings, stipulations or governmental investigation or other proceeding not reflected in the Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters pending or threatened against or affecting Company or its properties. Company has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Company, its officers or directors.

2.9 Claims and Proceedings. (a) There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of the Company, threatened against the Company before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, which could question the validity of this Agreement or which could enjoin, restrain, condition or prohibit any action taken or to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby and, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations by the Company is bound which involve or affect the transactions contemplated hereby.

(b) Company has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Company has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Company is subject. Company hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Company all relationships or dealings with related parties or affiliates.

2.10 No Obligations to Issue Shares. There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Company and there exist no liens or other securities interests in any assets of Company.

2.11 No Preferred Stock Issued. The Company has no shares of any series of series of preferred stock issued and outstanding.

2.12 No Material Adverse Effects. Since September 30, 2021, Company has not experienced or suffered any Material Adverse Effect, and no event or circumstance has occurred or exists with respect to Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Company but which has not been so publicly announced or disclosed. For the purposes of this Agreement, the term “Material Adverse Effect” means a material adverse effect on the business, financial condition, operations, results of operations, assets or future prospects of the Company.

2.13 Books and Records. The corporate financial records, minute books, and other documents and records of the Company shall be delivered to new management of the Company at Closing, with any shipping or delivery costs paid by the Company and Purchaser, and are correct and accurate in all material respects and reflect all decisions made by the Board of Directors and the stockholders of the Company.

2.14 Disclosure. All disclosure information provided by the Company to the Purchaser for use in connection with the transaction described herein is true, complete and accurate in all material respects. Neither this Agreement nor any other document furnished by or on behalf the Company in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

2.15 Employees. The Company has no employees.

2.16 Indemnification. For a period of one (1) year from the Closing, the Company and the Seller (an “Indemnifying Party”), jointly and severally agree to indemnify and hold harmless the Purchaser, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney’s fees incident to any of the foregoing, resulting from any material misrepresentations made by an Indemnifying Party, an Indemnifying Party’s breach of covenant or warranty or an Indemnifying Party’s non-fulfillment of any obligation hereunder.

3. ESCROWS

3.1 Document Escrow Agent. The Document Escrow Agent, shall receive and hold (a) the stock power described in Section 1.4(a) above, and (b) the resignation letters described in Section 1.4(c) above (collectively, the “Escrowed Documents”). Upon receipt of the Escrowed Documents, the Document Escrow Agent shall review such documents to determine such compliance with the terms of this Agreement and upon a determination that the Escrowed Documents are in compliance thereof, shall notify the Payment Escrow Agent, as identified on the signature page hereto. Upon notification (a) from the Payment Escrow Agent, that the Disbursement Escrow funds have been properly disbursed and (b) from the Seller that the Purchase Price has been received, the Document Escrow Agent shall distribute the Escrowed Documents to the parties entitled to receive such documents pursuant to the terms hereof.

4. GENERAL

4.1 Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid or national overnight carrier, addressed to a party at the address set forth on the signature page hereto or addresses ay hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all such counterparts shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

4.3 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

4.4 Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware. The parties hereto consent and agree that in the event any litigation is required to be commenced for the purpose of enforcing, interpreting or otherwise involving this Agreement and the transactions contemplated hereunder, that such litigation shall only be commenced in a court of competent jurisdiction located in New York County, New York and the parties hereby consent to the jurisdiction of any such court.

4.5 Expenses. Purchasers shall pay and be solely responsible for all fees and expenses incurred in connection with the transactions contemplated by this Agreement, except that Seller shall be responsible for its own legal fees and for all income taxes incurred in connection with the sale.

4.6 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

4.7 Headings. The section and paragraph headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

(** Signature Pages Follow **)

SELLER SIGNATURE PAGE

SELLER

/s/ Joseph Passalaqua
Joseph Passalaqua

ESCROW AGENT SIGNATURE PAGE

Expense Disbursement Escrow Agent
(solely as to Section 3)

Document Escrow Agent
(solely as to Section 3)

PURCHASERS SIGNATURE PAGE

PURCHASER
Medigus Ltd.

By:
Purchase Price (USD): 262,500
Issued Shares: 90,000,000

PURCHASER
Eli Yoresh

By:	/s/ Eli Yoresh
Purchase Price (USD): 34,500
Issued Shares: 12,000,000

PURCHASER
Liron Carmel

By:	/s/ Liron Carmel
Purchase Price (USD): 19,500
Issued Shares: 6,750,000

SCHEDULE A

STOCK POWER

SCHEDULE B

RESIGNATION LETTERS